Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting, Reviews Record Sales and Income in Fiscal Year 2022 and Discusses Potential Impact of Supply Chain Issues

MILTON, NY, August 18, 2022 -- Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it held its Annual Shareholders Meeting on August 18, 2022 at the Company’s headquarters in Milton, New York. The results of Fiscal Year 2022, which ended on February 28, 2022, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the 2022 fiscal year business performance which reached record levels despite the lingering impact of Covid-19 on Sono-Tek’s customers and markets. Revenue grew to $17.1 million, a 16% increase from the previous fiscal year and the Company’s highest level to date. Net income more than doubled and also reached the highest level to date at $2.5 million. Additionally, Dr .Coccio noted that the financial results for the first quarter of fiscal year 2023 (March-May 2022) were recently reported with an 11% increase in revenue and a 17% increase in net income, excluding PPP Loan forgiveness of $1.0 million in the prior year period, compared to the fiscal year 2022 first quarter.

Two other major highlights covered in the meeting included Sono-Tek’s uplisting of its common stock to the Nasdaq Capital Market in August 2021 and the resulting increased visibility and attention that has led to much higher liquidity and market value for existing and new shareholders. In addition, Sono-Tek’s balance sheet now has over $10 million in cash, cash equivalents and marketable securities and zero debt as a result of the cash flow generated by the Company’s strong results. The Company’s cash position combined with zero debt puts Sono-Tek in a very strong position to quickly take advantage of new strategic opportunities as they present themselves. Dr. Coccio also noted that Sono-Tek, like other manufacturers, is experiencing supply chain delays this year, which could affect its interim financial results regardless of its strong backlog. However, Sono-Tek expects these issues to even out over the full course of the fiscal year.

Steve Harshbarger, Sono-Tek’s President and COO, added, “Sono-Tek’s outlook remains solid because we are focused on three major areas of global importance: the semiconductor industry, the medical device industry, and the clean energy sector. The latter is driven by climate change concerns and increased government funding to reduce greenhouse emissions. In addition, the $369 billion U.S. Climate Bill that was recently passed is expected to increase activity for Sono-Tek coating systems used in the manufacturing of fuel cells, carbon capture and green hydrogen generation. As well, chip shortage supply concerns are driving our semiconductor business segment, in tandem with the recently passed US CHIPS Act which is anticipated to provide more than $200 billion of federal funding directed at domestic semiconductor activities. Lastly, the medical device business segment remains fairly resistant to economic cycles and continues to show steady growth. We believe that these markets provide an exciting outlook for Sono-Tek’s future growth.”

The slide show presentation used at the annual meeting is available on the Company’s website at https://www.sono-tek.com/about-us/investors/events-presentations/.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue, and further adverse effects to our supply chain and their related impacts on interim results; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; increased sales to the clean energy sector; and realization of quarterly and annual revenues as forecasted. We undertake no obligation to update any forward-looking statement.

Contact

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com